8K

KPMG, LLP
1660 International Drive
McLean, VA 22102

    July 11, 2007

    Securities and Exchange Commission
    Washington, D.C. 20549

    Ladies and Gentlemen:

We were previously principal accountants for The Bureau of National Affairs, Inc. and, under the date of March 26, 2007, we reported on the consolidated financial statements of The Bureau of National Affairs, Inc. and subsidiaries (the Company) as of and for the years ended December 31, 2006 and 2005. On July 5, 2007, we were dismissed. We have read the Company's statements included under Item 4.01 of its Form 8-K dated July 5, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with  (1) the statements made in the first paragraph that (i) the change was made “in the normal course of business”, (ii) that effective July 5, 2007, BDO Seidman, LLP was appointed as the Registrant’s independent registered public accounting firm, or (iii) that the appointment of BDO Seidman to succeed KPMG was approved by the audit committee, or (2) any of the statements in the last paragraph regarding consultation with BDO Seidman.

    Very truly yours,

    s/KPMG LLP
    KPMG LLP